EXHIBIT 23.5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Manhattan Bagel Company, Inc.
246 Industrial Way West
Eatontown, NJ 07724

Gentlemen:

     We consent to the reference to our firm under the caption "Experts" in Pre-effective Amendment No. 2 to the Registration Statement (Form S-3, No. 333-15587) and related prospectus of Manhattan Bagel Company, Inc. for the registration of 373,000 shares of its common stock. We consent to the incorporation by reference in the Registration Statement of our report dated February 2, 1996 with respect to the financial statements for the years ended December 31, 1995 and 1994 of Specialty Bakeries, Inc., included in the Current Report on Form 8-K dated May 23, 1996, as amended, of Manhattan Bagel Company, Inc., filed with the Securities and Exchange Commission.


                                             /s/ Rainer & Company

                                                 Rainer & Company

Newton Square, Pennsylvania
February 13, 1997